Exhibit 99.1

SUBSCRIPTION AGREEMENT

Name of Investor (the “Investor”):

(Print)

Audience Productions, Inc.

2311 N 45TH Street

Suite 310

Seattle, Washington 98103

Attention: Jay T Schwartz, President

Re:	Audience Productions, Inc. (“API”) 800,000 “Series A Preferred Shares”.

Investors:

1.	Subscription. The undersigned hereby tenders this subscription and applies to purchase the number of Series A Preferred Shares in API indicated below, pursuant to the terms of this Subscription Agreement. The purchase price of each Series A Preferred Share is ten dollars ($10.00) with a minimum purchase of two (2) and a maximum purchase of two hundred fifty (250) Series A Preferred Shares. The undersigned further sets forth statements upon which you may rely to determine the suitability of the undersigned to purchase the Series A Preferred Shares. The undersigned understands that the Series A Preferred Shares are being offered pursuant to the prospectus, dated October 20, 2009, a copy of which can be found at www.yourmovieshares.com (the “Prospectus”). In connection with this subscription, the undersigned represents and warrants that, to the extent practicable, the personal, business and financial information provided by the Purchaser is complete and accurate, and presents a true statement of the undersigned’s financial condition.

2.	Representations and Understandings. The undersigned hereby makes the following representations, warranties and agreements and confirms the following understandings:

(i)	The undersigned is of legal age to contract.

(ii)	The undersigned is acquiring the Series A Preferred Shares for investment purposes, for the undersigned’s own account only, with no intention or view to distributing the Series A Preferred Shares or any participation or interest therein.

(iii)	The undersigned has established only one account and shall not acquire more than $2,500 worth of Series A Preferred Shares in API.

(iv)	The undersigned has received a copy of the Prospectus.

(v)	The undersigned covenants not to transfer any Series A Preferred Shares and understands and agrees that transfers of the Series A Preferred Shares will only occur by operation of law.

(vi)	The undersigned has been advised and is aware that: (a) there is no public market for the Series A Preferred Shares and it is not likely that any public market for the Series A Preferred Shares will develop; (b) it will not be possible to liquidate the investment readily; (c) the undersigned must bear the economic risk of his investment in the Series A Preferred Shares for an indefinite period of time because the Series A Preferred Shares have significant transfer restrictions and, therefore, cannot be sold; and (d) a legend as to the restrictions on transferability of the Series A Preferred Shares referred to herein will be made on the document evidencing the Series A Preferred Shares.

(vii)	All contacts and contracts between the undersigned and API regarding the offer and sale to him of Series A Preferred Shares have been made within the state indicated below his signature on the signature page of this Subscription Agreement and the undersigned is a resident of such state.

(viii)	The undersigned agrees not to Transfer or assign this subscription or any interest therein.

(ix)	Once the undersigned tenders their electronic subscription for the securities contemplated under this Subscription Agreement, API shall be in immediate receipt of the offer to purchase and either confirm or deny acceptance of the undersigned’s offer. If the undersigned receives confirmation of acceptance of their subscription, the undersigned hereby acknowledges and agrees that, except as may be specifically provided herein, the undersigned is not entitled to withdraw, terminate, or revoke this subscription.

(x)	The undersigned is a natural person and not a partnership, corporation or trust.

(xi)	The undersigned permits API to use his or her name in the credits of the feature film currently entitled “Lydia Slotnick Unplugged”, or as it may be entitled in the future.

3.	Miscellaneous.

(i)	Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law.

(ii)	Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(iii)	Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded, and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(iv)	Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(v)	Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered via email to the party to be notified at such party’s email address as provided together with this Agreement or as subsequently modified by email notice to API.

(vi)	Electronic Consent. The undersigned consents to receive all API’s financial reports and other public company filings required by the Securities Exchange Act of 1934, as amended, in electronic format on API’s website, EDGAR, or via email in either PDF, HTML, or plain text format. The undersigned may revoke this consent at any time and receive paper copies of the aforementioned reports and company filings by emailing API at investors@yourmovieshares.com.

(vii)	Electronic Signature. This Agreement shall only be executed by completing the electronic signature process as stated on the signature page.

(viii)	Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by API’s successors and assigns. The rights and obligations of Purchaser under this Agreement may only be transferred in accordance with the terms and conditions of API’s bylaws.

signature page follows

The undersigned has (have) executed this Subscription Agreement on this [#] day of [month], [200#].

SUBSCRIBER:

Print Name of Subscriber:

(Street Address)

(City, State and Zip Code)

Number of U.S. Dollars invested:                                    (NOTE: MUST BE IN $10 INCREMENTS SUBJECT TO A CAP OF $2,500)

Number of Series A Preferred Shares purchased:                                  (NOTE: MINIMUM IS 2 (TWO) SERIES A PREFERRED SHARES)

By typing your name below, you, the Investor, agree that this is valid as your signature and you have read and agree to the terms and conditions contained within this Subscription Agreement.

Your electronic signature: Type your full name below:

Name:		Date: [MONTH], [200 ]

SUBSCRIPTION ACCEPTED: AUDIENCE PRODUCTIONS, INC.

By:	/s/ JAY T. SCHWARTZ	Date: [MONTH], [200 ]
Name:	Jay T. Schwartz
Title:	President